FILED PURSUANT TO RULE 424(b)(3) AND (c)
                                                        FILE NUMBER 333-61413

            PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED AUGUST 24, 1998

                                4,185,124 SHARES

                                   LYCOS, INC.

                                  COMMON STOCK



This Prospectus Supplement (the "Prospectus Supplement") supplements the Prospectus dated August 24, 1998 (the "Prospectus") of Lycos, Inc. ("Lycos" or the "Company") relating to the public offering, which is not being underwritten, and sale of up to 4,185,124 shares of Common Stock, par value $0.01 per share (the "Shares") of the Company, which may be offered and sold from time to time by certain stockholders of the Company or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer (the "Selling Stockholders"). The Company will receive no part of the proceeds of such sales. The Shares were originally issued or reserved for issuance by the Company in connection with the Company's acquisition of WhoWhere? Inc., a California corporation, by and through a merger of a wholly-owned subsidiary of Lycos, What Acquisition Corp., with and into WhoWhere? Inc. (the "Acquisition"). The "Selling Stockholders" Section of the Prospectus is hereby supplemented to reflect the two for one stock split effected by the Company after the date of the Prospectus. This Prospectus Supplement should be read in conjunction with the Prospectus, and is qualified by reference to the Prospectus except to the extent that the information herein contained supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Supplement and not otherwise defined herein have the meanings specified in the Prospectus.

          THE DATE OF THIS PROSPECTUS SUPPLEMENT IS SEPTEMBER 15, 1998

                              SELLING STOCKHOLDERS

         On August 25, 1998, the Company distributed shares of Common Stock to those stockholders of record on August 14, 1998 pursuant to a two for one stock split approved by the stockholders of the Company at a special meeting held on August 13, 1998. The table of Selling Stockholders in the Prospectus is hereby amended to reflect such distribution pursuant to the stock split and supplemented to specifically include Shares received in such distribution. The following table sets forth as of September 15, 1998 the name of each of the entities and individuals who received Shares through the distribution effected by the stock split, the number of shares of Common Stock that such Selling Stockholder beneficially owns as of such date, the number of shares of Common Stock beneficially owned by each such Selling Stockholder that may be offered for sale from time to time by the Prospectus and this Prospectus Supplement, the number of shares of Common Stock to be beneficially owned by each such Selling Stockholder assuming the sale of all of the Shares offered by such Selling Stockholders and the percentage of the outstanding shares of the Company's Common Stock to be beneficially owned by each such Selling Stockholder after completion of the offering.

         The Company may amend or supplement the Prospectus and this Prospectus Supplement from time to time to update the disclosure set forth therein and herein.

                                                                                                       SHARES
                                                       SHARES                                       BENEFICIALLY
                                                    BENEFICIALLY                                        OWNED
                                                      OWNED(1)(2)           SHARES WHICH                AFTER
                                                  PRIOR TO OFFERING            MAY BE SOLD             OFFERING(1)(2)(3)
                                                                             PURSUANT TO
SELLING STOCKHOLDER                              NUMBER       PERCENT         THIS PROSPECTUS   NUMBER   PERCENT

Lighthouse Capital Partners II, L.P.              7,616         *                7,616             --       --
Silicon Valley Bank                               3,594         *                3,594             --       --
Phoenix Leasing Incorporated                      8,984         *                8,984             --       --
Imperial Bank                                     6,738         *                6,738             --       --
Venrock Associates (4)                          668,798         1.6            668,798             --       --
Venrock Associates II, L.P. (5)                 486,250         1.1            486,250             --       --
Terence J. Garnett                              124,964         *              124,964             --       --
Charter Ventures II, L.P. (6)                   113,174         *              113,174             --       --
William F. Miller                                66,772         *               66,772             --       --
Richard Magnuson                                 20,722         *               20,722             --       --
VLG Investments 1996 (7)                          9,624         *                9,624             --       --
Antenna Group LLC                                 3,782         *                3,782             --       --
Devine & Virnig, Inc.                             2,250         *                2,250             --       --
Karr, Howard L. or Louise C., trustees or the
  successor trustee(s) of the Karr Family 1982
  Trust, dated 12/1/82                            1,446         *                1,446             --       --
Joshua Pickus                                     2,608         *                2,608             --       --
Cynthia L. Karr                                     432         *                  432             --       --
Elizabeth A. Karr                                   432         *                  432             --       --
Vantage Point Venture Partners 1996 (8)         756,226         1.8            756,226             --       --
FW WhoWhere Investors, L.P.                     356,710         *              356,710             --       --
Garnett, Terence J. and Katrina A. Garnett,
  Trustees of the Garnett Family Trust UDT       20,688         *               20,688             --       --
Henri Jarrat                                      7,132         *                7,132             --       --
Christopher L. Kaufman Trust (S.P.) dated





  April 12, 1988                                    842         *                  842             --       --
Jason Strober                                       712         *                  712             --       --
Prabhat Agarwal                                 379,540         *              379,540             --       --
Ashutosh Roy                                    379,540         *              379,540             --       --
Gunjan Sinha                                    382,928         *              379,540             3,388    *
Dale Fuller                                     203,322         *              133,854             69,468   *
Priyaranjan Sinha                                73,422         *               73,422             --       --
Rupesh Kapoor                                    39,442         *               28,804             10,638   *
NBC Multimedia, Inc.                             21,178         *               21,178             --       --
Steve Westly                                     15,486         *               15,486             --       --
Alan Salzman                                     13,554         *               13,554             --       --
Edward M. Shelton                                34,404         *               10,844             23,560   *
Michael F. Armistead                             38,360         *                8,358             30,002   *
Eric Smit                                         8,300         *                6,324             1,976    *
Peter W. Clark                                   15,962         *                4,940             11,022   *
Sean Michael White                               14,874         *                4,540             10,334   *
Ellen Levy                                       12,652         *                4,088             8,564    *
Murali V. Srinivasan                              1,976         *                1,976             --       --
Peter Gilbert                                     3,530         *                1,152             2,378    *
Darawan Chiayapathna                              3,302         *                1,096             2,206    *
Grace Benveniste                                  1,876         *                  948             928      *
Lisa Custalow                                     2,794         *                  812             1,982    *
Richard Rock                                        734         *                  734             --       --
Sanjay Agarwal                                      710         *                  710             --       --
Vipin Gupta                                         676         *                  676             --       --
Dirk Kincannon                                    1,356         *                  676             680      *
Tracy Hoyt                                        4,878         *                4,878             --       --
Laura Lindsey                                       246         *                  134             112      *
Jenny Schmidt                                     1,270         *                  514             756      *
Ruth-Anne Siegel                                  1,184         *                  846             338      *
Vasudeva Chinna                                     564         *                  564             --       --
Marc Majcher                                        270         *                  270             --       --
James Hirshfield                                  4,586         *                3,368             1,218    *
Jerry Cecco                                         136         *                  136             --       --
Broadview International LLC                      30,314         *               30,314             --       --
VLG Investments 1998 (9)                            812         *                  812             --       --


*   Less than 1.0%.

(1) The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of the date of this Prospectus through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned.

(2) Includes an aggregate of 377,038 of Common Stock beneficially owned by the Selling Stockholders that have been deposited in escrow funds pursuant to the Merger Agreement to secure the respective indemnification obligations of the Selling Stockholders thereunder (the "Escrowed Shares"). The Escrowed Shares will be released from escrow on August 13 1999 only to the extent that no claims have been made against the Escrowed Shares. The Escrowed Shares may not be sold by the Selling Stockholders prior to August 13, 1999, except as otherwise provided in the Escrow Agreement.

(3) Assumes that each Selling Stockholder will sell all of the Shares set forth above under "Shares Which May Be Sold Pursuant to This Prospectus." There can be no assurance that the Selling Stockholders will sell all or any of the Shares offered hereunder.

(4) Subsequent to the date of this Prospectus, the shares held by Venrock Associates may be distributed to Anthony B. Evnin, David R. Hathaway, Ted H. McCourtney, Anthony Sun, Kimberly A. Rummelsburg, Patrick F. Latterell, Ray A. Rothrock, Peter O. Crisp, Clayton W. Frye, Jr.,
         Edna B. Salomon & Richard E. Salomon, as Trustees, u/t/a dated 07/18/69, f/b/o Richard E. Salomon, Richard E. Salomon, Henry S. Smith, The Chase Manhattan Bank, N.A. as Trustee, u/d/t dated 12/18/34, m/b John D. Rockefeller, Jr., f/b/o Laurance S. Rockefeller, The Chase Manhattan Bank, N.A. as Trustee, u/d/t dated 12/18/34, m/b John D.

         Rockefeller, Jr., f/b/o David Rockefeller, Boatmen's Trust Company of Arkansas, as Trustee, u/d/t dated 12/18/34, m/b John D.
         Rockefeller, Jr., f/b/o Winthrop P. Rockefeller, The Chase Manhattan Bank, N.A. as Trustee, u/d/t dated 12/18/34, m/b John D.
         Rockefeller, Jr., f/b/o Abby M. O'Neill, The Chase Manhattan Bank, N.A. as Trustee, u/d/t dated 12/18/34, m/b John D.
         Rockefeller, Jr., f/b/o Sandra Ferry, The Chase Manhattan Bank, N.A.
         as Trustee, u/d/t dated 12/18/34, m/b John D. Rockefeller,
         Jr., f/b/o John D. Rockefeller IV, The Chase Manhattan Bank, N.A. as Trustee, u/d/t dated 12/18/34, m/b John D. Rockefeller,
         Jr., f/b/o Hope Aldrich, The Chase Manhattan Bank, N.A. as Trustee, u/d/t dated 12/18/34, m/b John D. Rockefeller, Jr., f/b/o
         Alida R. Messinger, The Chase Manhattan Bank, N.A. as Trustee, u/d/t dated 12/18/34, m/b John D. Rockefeller, Jr., f/b/o
         Rodman C. Rockefeller, The Chase Manhattan Bank, N.A. as Trustee, u/d/t dated 12/18/34, m/b John D. Rockefeller, Jr., f/b/o
         Ann R. Roberts, The Chase Manhattan Bank, N.A. as Trustee, u/d/t dated 12/18/34, m/b John D. Rockefeller, Jr., f/b/o Steven
         C. Rockefeller, The Chase Manhattan Bank, N.A. as Trustee, u/d/t dated 12/18/34 , m/b John D. Rockefeller, Jr., f/b/o Mary R.
         Morgan, The Chase Manhattan Bank, N.A. as Trustee, u/d/t dated 12/18/34, m/b John D. Rockefeller, Jr., f/b/o Nelson A.
         Rockefeller, Jr., The Chase Manhattan Bank, N.A. as Trustee, u/d/t dated 12/18/34, m/b John D. Rockefeller, Jr., f/b/o Mark F. Rockefeller, David A. Strawbridge, Jeffrey D. Fink, John T. Leyden, Laird I. Grant, Trust U/W John D. Rockefeller F/B/O John de Cuevas, Trust U/W John D. Rockefeller F/B/O Elizabeth de Cuevas, Trust 12/18/86 F/B/O John H. Lyden, Trust 12/18/86
         F/B/O Jennifer S. Lyden, The Lyden Family Trust (U/A 03/05/92),
         Trust 07/25/69 F/B/O Malinda M. Menotti, Trust 12/30/69
         F/B/O Descendants of Abby R. Mauze, George D. O'Neill, Abby M.
         O'Neill, George D. O'Neill, Jr., Trust 08/03/60 F/B/O
         George D. O'Neill, Jr., Trust 07/29/76 F/B/O George D. O'Neill,
         Jr. #1, Trust 07/29/76 F/B/O George D. O'Neill, Jr. #2,
         Abby O. Caulkins, Trust 08/03/60 F/B/O Abby O. Caulkins, Trust
         07/29/76 F/B/O Abby O. Caulkins # 1, Trust 07/29/76 F/B/O
         Abby O. Caulkins #2, Trust 12/24/90 F/B/O Abby Aldrich Caulkins,
         Trust 08/03/60 F/B/O David M. O'Neill, Trust 07/29/76
         F/B/O David M. O'Neill #1, Trust 07/29/76 F/B/O David M. O'Neill
         #2, Trust 12/20/84 F/B/O Kristen Dorr O'Neill, Trust
         12/12/86 F/B/O Alexandra O'Neill, Catharine O. Broderick, Trust 08/03/60 F/B/O Catharine O. Broderick, Trust 07/29/76
         F/B/O Catharine O. Broderick #1, Trust 07/29/76 F/B/O Catharine O. Broderick #2, Trust 04/27/90 F/B/O Elizabeth Longyear
         Broderick, Trust 04/27/90 F/B/O McPharlin Longyear Broderick,
         Wendy O. Wang Inter Vivos Trust, Trust 03/13/63 F/B/O
         Wendy O. Wang, Trust 07/29/76 F/B/O Wendy O. Wang #1, Trust
         07/29/76 F/B/O Wendy O. Wang #2, Trust 11/26/90 F/B/O
         Liam Ziyi Wang, Peter M. O'Neill, Trust 03/13/63 F/B/O Peter M. O'Neill, Trust 07/29/76 F/B/O Peter M. O'Neill #1, Trust
         07/29/76 F/B/O Peter M. O'Neill #2, Trust 12/25/72 F/B/Descendants of Abby M. & George D. O'Neill, Caroline Coleman
         O'Neill, William K. Simpson, Trust Art 7th U/W of Marilyn M. Simpson, Laura Thorn, Trust 8/03/60 F/B/O Laura S. Thorn,
         Trust 12/06/78 F/B/O William W. O'Neill, Trust 03/06/97 F/B/O
         William W. O'Neill, Trust 12/30/81 F/B/O Eliza M. O'Neill,
         Guardianship of Eliza Milton O'Neill, Laura Thorn as Guardian,
         Trust 09/18/85 F/B/O Kalynda Klementis, Abby R. Simpson,
         Trust 08/03/60 F/B/O Abby R. Simpson, Trust 05/15/79 F/B/O Grandchildren of Marilyn M. Simpson, Trust 12/30/69 F/B/O
         Descendants of John D. Rockefeller 3rd, Trust 04/01/93 F/B/O
         Sandra Ferry, United National Bank, as Trustee, u/i dated
         01/28/76, f/b/o #30-7533-00, Sharon P. Rockefeller, John D.
         Rockefeller V, Valerie B. Rockefeller, Charles P. Rockefeller,
         Trust 10/31/79 F/B/O Justin A. Rockefeller, Hope Aldrich,
         David H. Spencer, Alida R. Messinger, Trust 12/22/80 F/B/O Eric J. Dayton, Charitable Lead Trust 04/14/81 W/R Eric J. Dayton, Trust 11/29/83 F/B/O Andrew Rockefeller Dayton, Charitable
         Lead Trust 11/29/83 W/R Andrew Rockefeller Dayton, Charitable
         Lead Trust 11/13/90 W/R Eliza Davison Messinger,
         Margaretta F. Rockefeller, Trust 07/25/75 FBO Descendants of
         Nelson A. Rockefeller (Age 30), Trust 07/25/75 F/B/O
         Descendants of Nelson A. Rockefeller (Main), Rodman C. Rockefeller, Sascha M. Rockefeller, Peter C. Rockefeller, Stuart A.
         Rockefeller, Michael S. Rockefeller, Ann R. Roberts, Trust 05/24/51 F/B/O Ann R. Roberts, Joseph A. Pierson, Mary Louise
         Pierson, Steven C. Rockefeller, Trust 05/24/51 F/B/O Steven C. Rockefeller, Jennifer R. Nolan, Mary R. Morgan, Trust 05/24/51
         F/B/O Mary R. Morgan, Nelson A. Rockefeller, Jr., Trust 11/04/64
         F/B/O Nelson A. Rockefeller, Jr., Mark F. Rockefeller, Trust
         05/23/67 F/B/O Mark F. Rockefeller, Trust 10/20/76 F/B/O Nelson A. Rockefeller, Jr. & Mark F. Rockefeller, Laurance S.
         Rockefeller, Trust 12/31/69 F/B/O Descendants of Laurance S. Rockefeller, Laura R. Chasin, Peter Gill Case, Richard M.
         Chasin, The Jessica C. Wagner Living Trust Dated 3/12/97, Trust 08/04/78 F/B/O Julie E. Riley, Alexandra T. Chasin, Marion
         R. Weber, Rachel W. Ortiz, Lucy R. Waletzky, Jacob P. Waletzky,
         Naomi F. Waletzky, Trust 12/16/76 F/B/O Descendants of
         Winthrop P. Rockefeller, David Rockefeller, Trust 05/05/89 F/B/O Grandchildren of David Rockefeller, The Chase Manhattan
         Bank, N.A., Richard E. Salomon, and Donal C. O'Brien, Jr., as
         Trustees, u/i dated 12/31/69, f/b/o Descendants of David
         Rockefeller, David Rockefeller, Jr., Diana N. Rockefeller,
         The Neva R. Goodwin Inter Vivos Trust, B. Mazlish & N. Goodwin,
         David W. Kaiser, Miranda M. Kaiser, Margaret Dulany, Master
         Minority Trust Share F/B/O Michael D. Quattrone, Richard G. Rockefeller, Eileen R. Growald, Rockefeller Capital Fund,
         Deborah Carmichael and Revocable Trust U/A dated 6/14/89 as
         Amended f/b/o William M. Dietel.

(5) Subsequent to the date of this Prospectus, the shares held by Venrock Associates II, L.P. may be distributed to Anthony B.
         Evnin, David R. Hathaway, Ted H. McCourtney, Anthony Sun, Kimberley A. Rummelsburg, Patrick F. Latterell, Ray A.
         Rothrock, Peter O. Crisp, Rockefeller Venture Fund, L.L.C.,
         The Museum of Modern Art, University of Notre Dame du Lac,
         Nassau Capital Funds, L.P., Massachusetts Institute of Technology, Harvard Private Capital Holdings, Inc., Yale University, The
         Board of Trustees of the Leland Stanford, Jr. University,
         Rockefeller Group Capital Corporation, The Colonial Williamsburg Foundation, Winrock International Institute for Agricultural Development, Trust 12/19/66 F/B/O Shirley S. Katzenbach et al
         Trust #1, Trust 12/13/76 F/B/O John F. Thye, Trust 12/19/66
         F/B/O Pamela M. Thye, Robert D.C. Meeker, Jr., Trust 12/19/66
         F/B/O Robert D.C. Meeker, Jr., Muriel McBrien Kauffman Foundation, Trust 12/19/66 F/B/O Caroline N. Sidnam #1, Trust
         12/19/66 F/B/O Caroline N. Sidnam #2, Michael E. Herman
         Revocable Trust dated 5/16/90, Muriel I. Kauffman Revocable
         Trust u/i dtd 5/9/91, as amended, Julia I. Kauffman Revocable
         Trust -- Rockefeller Account, The Ewing Marion Kauffman
         Foundation, Alscott Investments, LLC and The Rockefeller University.

(6) Subsequent to the date of this Prospectus, the shares held by Charter Ventures II, L.P. may be distributed to Chavencap, Ltd., A. Barr Dolan, Pacific Coast Investors, Ltd., Wellington Trust,
         Robert Cohn, Trustee, Jere E. Goyan, Donald C. Harrison, Robert K. Jaedicke Family Trust, Robert K. Jaedicke, Trustee, Fred M. Schwarzer, Andrew K. Klatt and Erik D. Lassila.

(7) Subsequent to the date of this Prospectus, the shares held by VLG Investments 1996 may be distributed to Elias J. Blawie, James
         L. Brock, Cathryn S. Chinn, Michael W. Hall, Craig W. Johnson, Mark A. Medearis, Tae Hea Nahm, Jon C. Richards, Mark B.
         Weeks, Renee R. Deming, Donald M. Keller Jr., Joshus Pickus,
         Mark Windfeld-Hansen, Peter Cohn, William W. Ericson,
         Joshua L. Green, Patrick G. Reutens, Jeffrey Y. Suto, John V. Bautista, Sonya F. Erickson, Jon E. Gavenman, Edmund S.
         Ruffin, Mark L. Silverman, Glen Van Ligten and Robert V. Zipp.

(8) Subsequent to the date of this Prospectus, the shares of Vantage Point Venture Partners 1996 may be distributed to AJ Trusts Partnership, Chase Manhattan Bank, as trustee of the AMOCO Corporation Master Trust for Employee Pension Plans, A. Gary Anderson Family Foundation, Barels Family Trust, William James Bell 1993 Trust, John W. Buoymaster, Norman Braman,
         Dennis M. Brown, Campodonico Brothers Partnership I, COFCO Capital Corp., Comdisco, Inc., Crosspoint Associates 1996,
         Cypress VI Partners, Joseph F. Dox & Connie J. Dox, TTEES, the
         Dox Family Trust U/A/D 6/12/90 as Amended, Henry
         Druker, Bruce Carl Edwards and Susan Ellen Edwards Living Trust, David W. Ehret, GBC Venture Capital, Inc., Gary E. Gigot,
         Eric J. Gleacher, A. Nathaniel Goldhaber, Douglas E. Goldman Revocable Trust U/A 6/29/84, John D. Goldman, Goldman-
         Valeriote Trust, Joseph Grundfest, Vinod Gupta Revocable Trust, Herbert Partners, Laurence R. Hootnick, Jeremy Jaech, Henri Jarrat, JMJ Trusts Partnership, Michael J. John, Linda K. and Theodore C. Johnson, Stuart M. and Barbara J. Johnson, Marc E. Jones, John J. Katsaros, David L. Kirp 1994 Revocable Inter
         Vivos Trust, Kirschner Family Revocable Trust, Harlan P. Kleiman, Scott and Joan Kreins, Erin J. Lastinger QSST, Edward E. Luck, Irrevocable Trust for Debra Lyonnais, Audrey MacLean and
         Michael M. Clair as trustees, or their successors of the Audrey MacLean and Michael M. Clair Trust Agreement UAD 12/01/92,
         James D. Marver, Ian O. Mausner, The Mendez 1992 Trust, Dated 10/14/92, NatWest Markets Equity Corporation, Scott D.
         Oki, Onpac Partners, Charles G. Phillips, Peter I. Pressman MD, Safi Qureshey Family Trust, W. Preston and Belena Rae Raisin,
         Ward Raisin, Redwood Forrest Investments, LP, F. Grant Saviers, Joseph M. Schell, William J. Schroeder and Marilee J.

         Schroeder Trustees under Revocable Trust Agreement dated 11/01/93 as amended, FBO William J. Schroeder and Marilee J.
         Schroeder, Daniel J. Schwinn, Bernard Seiz, Leonard Shustek, Bankers Trust Company, as trustees of Southern Company
         System Master Retirement Trust, A.J. Stein Family Partnership, D.R. Stephens & Company, Subhedar Revocable Trust Dated
         2/05/93, Irrevocable Trust for D. Craig Valassis, Irrevocable Trust for Doug T. Valassis, Valassis Enterprises LP, Roger O. Walther SP Trust, Tom Yuen Family Trust Oct. 1984 and VantagePoint Associates LLC.


(9) Subsequent to the date of this Prospectus, the shares held by VLG Investments 1998 may be distributed to Elias J. Blawie, James
         L. Brock, Cathryn S. Chinn, Michael W. Hall, Craig W. Johnson, Mark A. Medearis, Tae Hea Nahm, Jon C. Richards, Mark B.
         Weeks, Renee R. Deming, Donald M. Keller Jr., Joshua Pickus,
         Mark Windfeld-Hansen, Peter Cohn, William W. Ericson,
         Joshua L. Green, Patrick G. Reuteno, Jeffrey Y. Suto, John V. Bautista, Sonya F. Erikson, Jon E. Gavenman, Edmund S. Ruffin, Mark L. Silverman, Glen Van Ligten, Robert V. Zipp, Elizabeth Enayati, David Lee, Michael Morriseey, Craig E. Sherman,
         Steve Tonsfeldt, Laura Gordon, Chris Hurley, Kara Diane Palmer, Kate Rowan, Christine A. Tomomatsu and Heayoon J. Woo.